Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Google Inc. pertaining to the YouTube, Inc. 2005 Stock Plan, of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Google Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Google Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Google Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

November 15, 2006